EXHIBIT 10.8

[Adept letterhead]

February 19, 1998

March Alstott
2 Williamsburg Circle
Northborough, MA 01532

                                              REVISED

Dear Marcy:

On behalf of Adept Technology, Inc., I am pleased to offer you a position as Vice President, Operations reporting to Brian Carlisle. Chairman and CEO. Your biweekly base salary will be $5,769.23, plus you will also be entitled to a monthly car allowance of $728, which when annualized in total is $158,736. You will receive a prorated compensation review in conjunction with your performance appraisal, which will be effective October 1, 1998.

In addition, I am pleased to offer you a one-time signing bonus in the amount of $25,000 to be payable the first week of April 1998. Please note that this amount should be considered taxable income and if you voluntarily terminate your employment within one year from date of hire, the bonus will be reimbursable to Adept by you.

You will receive the right to obtain 30,000 options for shares of stock at the fair market value price at the time of the next Board of Directors meeting. In addition, you will receive 10,000 options in August. The stock will vest over a period of 48 months from the date of hire. No vesting occurs for the first 12 months. At month 13, 12/48ths become vested, and each month thereafter vests linearly at 1/48th per month.

We are also pleased to extend to you a loan in the amount of $300,000 at an initial interest rate of 5.64% (determined by a federal standard) which will be forgiven over a period of 10 years. This results in an additional taxable income to you of $30,000 for each of these 10 years. If you terminate your employment within the first 4 years, the balance on the loan will be due within 180 days. If Adept should terminate your employment at any time, there will be no balance due.

As an Adept employee, you will be eligible to participate in Adept's Incentive Program. The payout of this program varies from year to year and is a function of both your individual performance and the company's overall financial performance and can range from 0 to 70% of base salary. During your first 10 years of employment, your incentive bonus will be guaranteed to cover taxes and interest on the loan. You will be eligible for additional incentive pay as described on the attached spread sheet.

Additionally, we will provide the following relocation assistance in conjunction with your move from Massachusetts to California.

A. Actual moving expenses associated with moving household goods and up to two automobiles from Massachusetts to California. Two estimates should be obtained by the moving company and approved by Adept prior to engaging the company. Please contact Lori Hioki in Human Resources.


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                                                                    EXHIBIT 10.8

B. Temporary living allowance consisting of up to two month's actual and reasonable hotel, meal and rental car expenses for you and your family.

C. Up to one roundtrip airline ticket to Massachusetts per week through June 15, 1998 as needed to visit your family, not to exceed a total of $5,000.

D.    Up to two house hunting trips for you and your spouse.

E. One way economy airfare or expenses to drive out for immediate family members upon time of relocation.

F.    Additionally, one of the following will be provided:

      1. Real estate and legal fees required to sell the existing home:

         *Licensed brokerage fees up to 6% of the selling price
         *Statutory fees imposed by federal or state law
         *Fees up to $500 maximum for lawyers,  mortgage fees,  title search and title insurance
         *Unavoidable mortgage prepayment fees

OR

      2. Closing Costs on a new home to include:

         *Loan origination fees
         *Credit report
         *Tax service fee
         *Termite inspection
         *Document fees
         *Notary fees
         *Title premiums
         *Recording fees
         *Inspect title fees

Total reimbursement for real estate costs (F1 or F2) will be provided up to a maximum of $20,000.

G. A letter guaranteeing the loan on a new home in California pending the sale of your existing home.

H.    5 paid days off for relocation.

All expenses are to be submitted to Accounting on an expense report. Please note that some moving expenses may be taxable to you and you should retain original receipts for tax purposes. If you voluntarily terminate your employment within one year from date of hire, relocation costs will be reimbursable to Adept by you.

Attached is a summary of employee benefits which includes information regarding our 401(k) match of $1,000 per year and our Employee Stock Purchase Plan. In addition to the benefits described, you will also begin accruing vacation at a rate of 3 weeks per year. Also included is a copy of the Adept Proprietary Agreement. This offer is contingent on you signing that agreement. We are required by the U.S. government to verify your right to work in the United States. Please be able to produce documentation from the attached list.


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                                                                    EXHIBIT 10.8

Marcy, we appreciate your interest in Adept Technology and hope that you will make the decision to join our team. Please indicate your acceptance of this offer by signing the bottom portion of this letter. This offer will remain in effect until February 20, 1998.

Sincerely,

Brian Carlisle
Chairman & CEO


ACCEPTED: /s/ Brian R. Carlisle     2/19/98
          ---------------------------------
          EMPLOYEE SIGNATURE          DATE

          /s/ Marcy R. Alstott           3/6/98